EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that the Amendment No. 3 to Schedule 13G filed on the date hereof with respect to the shares of Class A Common Stock of Entravision Communications Corporation has been filed on behalf of the undersigned.

Signature:

Dated: February 4, 2005

Entities:

TSG Capital Fund II, L.P.
TSG Associates II, L.P.
TSG Associates II, Inc.
TSG Capital Fund III, L.P.
TSG Associates III, LLC
Z Spanish Media Holdings, LLC

	By:	/s/ Cleveland A. Christophe
Cleveland A. Christophe, as Managing Member or as Attorney-in-fact for the above-listed entities

Individuals:

Cleveland A. Christophe
Mark D. Inglis
Darryl B. Thompson

	By:	/s/ Cleveland A. Christophe
Cleveland A. Christophe, Individually and as Attorney-in-fact for the above-listed individuals